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                                  EXHIBIT 23.1

                          Independent Auditors' Consent


The Board of Directors
Clarus Corporation:


We consent to the incorporation by reference in the registration statement (No. 333-42602) on Form S-8 of Clarus Corporation of our report dated March 1, 2002, relating to the statements of net assets available for plan benefits of the Clarus Corporation Employee Stock Purchase Plan as of December 31, 2001 and 2000, and the related statements of changes in net assets available for plan benefits for the year ended December 31, 2001 and the period from June 13, 2000 (inception) to December 31, 2000, which report appears in the December 31, 2001, annual report on Form 11-K of Clarus Corporation.


                                          /s/ KPMG LLP

Atlanta, Georgia
March 27, 2002

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